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                                                                    Exhibit 99.6



                         LOGO OF THRIFTY PAYLESS

                           NOVEMBER 12, 1996

Dear Stockholder:

  You are cordially invited to attend the Special Meeting of Stockholders of Thrifty PayLess Holdings, Inc. to be held at The Sheraton Grande Hotel, Caucus Room, 333 South Figueroa Street, Los Angeles, California on December 12, 1996 at 9:00 a.m., Pacific Standard Time.

  The purpose of the Thrifty PayLess Special Meeting is to consider a proposal to approve and adopt an Agreement and Plan of Merger, dated as of October 13, 1996, as amended, between Thrifty PayLess and Rite Aid Corporation. The Merger Agreement provides for Thrifty PayLess' acquisition by Rite Aid through the merger of Thrifty PayLess into Rite Aid, with Rite Aid surviving the merger, and related transactions.

  Pursuant to the merger, each share of Class A Common Stock and Class B Common Stock of Thrifty PayLess (other than shares owned by Thrifty PayLess as treasury stock, shares held by Rite Aid or any wholly owned subsidiary of Rite Aid or Thrifty PayLess, and shares of Class A Common Stock as to which appraisal rights have been properly exercised and perfected) will, by virtue of the merger and without any action on the part of the holder thereof, be converted into the right to receive 0.65 shares of duly authorized, validly issued, fully paid and nonassessable Common Stock of Rite Aid (the "Exchange Ratio"), which shares will be listed on the New York Stock Exchange. In addition, upon consummation of the merger, each outstanding option or warrant to purchase shares of Thrifty PayLess Common Stock will be accelerated and converted automatically into a right to receive an amount of cash equal to (i) 65% of the closing sales price per share of Rite Aid Common Stock on the New York Stock Exchange as reported on the New York Stock Exchange Composite Tape for the date on which the merger becomes effective, minus the exercise price per share under the applicable option or warrant, times (ii) the number of shares of Thrifty PayLess Common Stock purchasable upon exercise of such option or warrant. The obligation of Thrifty PayLess to consummate the merger is subject, at Thrifty PayLess' option, to a minimum price condition with respect to the Rite Aid Common Stock and certain other conditions, as described more fully in the enclosed Joint Proxy Statement/Prospectus.

  Your Board of Directors, by unanimous vote, approved the Merger Agreement and the transactions contemplated thereby (including the merger) as being in the best interests of Thrifty PayLess and its stockholders. ACCORDINGLY, YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY (INCLUDING THE MERGER). Our recommendation and our reasons for it, as well as the background of the transaction, certain risks associated therewith, required regulatory approvals and other conditions to closing and other important information regarding the transaction are set forth in the accompanying Joint Proxy Statement/Prospectus.

  Rite Aid has entered into a Stockholder Agreement with each of Thrifty PayLess' two largest stockholders, Green Equity Investors, L.P. and Kmart Corporation, pursuant to which such stockholders have each agreed, among other things, to vote all shares of Thrifty PayLess Common Stock owned by each of them in favor of adoption of the Merger Agreement and the transactions contemplated thereby. As of the date of this letter, such stockholders own an aggregate of 24,998,513 shares, or approximately 42%, of outstanding Thrifty PayLess Common Stock.

  Your vote is important, regardless of the number of shares you own. Adoption of the Merger Agreement and the transactions contemplated thereby requires the affirmative vote of the holders of a majority of the outstanding shares of Thrifty PayLess Class A Common Stock and Class B Common Stock, voting together as a single class. Accordingly, whether or not you plan to attend the Thrifty PayLess Special Meeting, you are urged to complete, date and sign the accompanying proxy and return it promptly in the enclosed postage-paid envelope. This will not prevent you from attending the Thrifty PayLess Special Meeting or voting in person, but will assure that your vote is counted if you are unable to attend such meeting. You may revoke your proxy at any time by filing a written notice of revocation with, or delivering a duly executed proxy bearing a later date to, the Secretary of Thrifty PayLess at Thrifty PayLess' principal executive offices prior to the Thrifty PayLess Special Meeting or by attending the Thrifty PayLess Special Meeting and voting in person.

                                      Sincerely,

                                      /s/ Leonard I. Green
                                      Leonard I. Green
                                      Chairman of the Board